EXECUTIVE CONSULTING AGREEMENT

Chief Financial Officer, Chief Operating Officer

THIS AGREEMENT is dated October 1st, 2013.

BETWEEN:

Abattis Bioceuticals Corporation, a British Columbia corporation with an office at Suite 1000-355 Burrard Street, Vancouver B.C., V6C 2G8

(hereinafter referred to as "Abattis" or the "Company")

AND:

Crimson Opportunities Ltd., a British Columbia corporation with an office at 270-2906 West Broadway, Vancouver B.C., V6K 2G8

(the "Consultant")

WHEREAS:

A.	The Company wishes to engage the Consultant to provide certain management services pursuant to the terms of this Agreement and the Consultant wishes to provide the services referred to herein.

NOW THEREFORE in consideration of the premises, the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the parties hereby covenant and agree as follows:
1.	DEFINITIONS

For the purposes of this Agreement, the following terms shall have the following meanings:
1.1	"Abattis Common Shares" means the common shares in the capital stock of the Company.

1.2	"Board" means Board of Directors of the Company.

1.3	"Cause" includes:

(a)	the failure of the Consultant to properly carry out the Services;

(b)

the failure of the Consultant to adhere to the policies of the Company after notice by the Company of the failure to do so and an opportunity for the Consultant to correct the failure within 30 days from the date of receipt of such notice;

(c)	the Consultant's dishonesty, misappropriation, wilful misconduct, theft, fraud or gross negligence in the carrying out of the Consultant's duties, or involving the property, business, reputation or affairs of the Company;

(d)	the Consultant's conviction of a criminal or other statutory offence;

(e)	the Consultant's breach of a fiduciary duty owed to the Company;

(f)	the Consultant's refusal to follow the lawful written direction of the board of directors of the Company; or,

(g)	any material breach by the Consultant of the obligations, representations, warranties and covenants contained in this Agreement or the Confidentiality Agreement.

1.4	"CFO" means Chief Financial Officer.

1.5	"Confidentiality Agreement" means the Mutual Confidentiality & Non-Disclosure Agreement between the Parties dated October 1, 2013.
1.6	"Consulting Fees" means the payments set out in Schedule "A" to this Agreement and forming part of this Agreement.

1.7	"Consulting Termination Date" means the date of termination of this Agreement pursuant to Section 4.

1.8	"COO" means Chief Operations Officer.

1.9	"Disability" means the mental or physical state of the Consultant such that the Consultant has been unable as a result of illness, disease, mental or physical disability or similar cause to fulfil the Consultant's obligations under this Agreement either for any consecutive six month period or for any period of 12 months (whether or not consecutive) in any consecutive 24 month period.

1.10	"GST" means Goods and Services Tax.

1.11	"Exchange" means the CNSX or any such other stock exchange on which the Company is listed on any given date.

1.12	"Probationary Period" means the two months following the Date of this Agreement;

1.13	"Services" has the meaning ascribed to it in Section 2.2.

2.	SERVICES TO BE PROVIDED

2.1	This Agreement and each of its terms are subject to:

(a)	the approval of or acceptance by the Exchange if such approval or acceptance is required; or,

(b)	the absence of any objections by the Exchange if approval of or acceptance by the Exchange is not required.

If the Exchange objects to any clause or term of this Agreement, such clause or term will be curtailed and limited only to the extent necessary to bring it within the requirements of the Exchange and the remainder of this Agreement will not be affected thereby, and each term, provision, covenant, and condition of this Agreement will be and remain valid and enforceable to the fullest extent permitted by law.

2.2	The Company hereby engages the Consultant to provide consulting services (the "Services"), to be provided exclusively by the Consultant to the Company and such subsidiaries as the Company has and may have, as follows.

(a)	The Consultant will provide Mr. Rene David's services as CFO and COO of the Company who shall have such authority and power, and responsibilities, as are customary for these positions in corporations of similar size as the Company.

(b)	Mr. David shall be responsible for the accounting and finances of the Company and its subsidiaries.

(c)	These Services shall include, but are not limited to negotiation, review, execution and approval of all contracts with employees, consultants and third parties, with all related authority to do so, and the right and ability to terminate and enter into contracts for legal, accounting, marketing, facility development services as the Consultant sees fit for the best interests of the Company.

(d)	The Consultant's duties will be otherwise as determined by the Board from time to time consistent with the foregoing.
(e)	The Consultant may seek and obtain advice and recommendation to agreements as necessary for the financial betterment of the Company from the CEO and President but shall operate at the direction of the Board.

2.3	The Company will provide the Consultant with the appropriate level of resources and information to perform such duties, and the Consultant shall be reimbursed for fees and expenses approved by the Board.

2.4	The Company will appoint Mr. David as a member of its Board of Directors following the completion of a financing, or a series of financings, by the Company amounting to CAD $400,000 following the Date of this Agreement.

2.5	The Consultant will report directly to the Board and will keep the Board informed of all matters concerning the Services as requested by the Board from time to time.

2.6	The Consultant acknowledges that he may be required to travel in order to provide the Services.

2.7	The Consultant recognizes and understands that, in performing the duties and responsibilities of CFO and COO as provided in this Agreement, he will occupy a position of fiduciary trust and confidence, pursuant to which he will develop and acquire experience and knowledge with respect to all aspects of the manner in which the Company's business is conducted. Without limiting the generality of the foregoing, Mr. David must observe appropriate standards of loyalty, good faith and avoidance of conflicts of duty and self-interest. It is the intent and agreement of the parties that such knowledge and experience will be used solely and exclusively in furtherance of the business interests of the Company and not in any manner that would be detrimental to it.

3.	REMUNERATION, EXPENSES AND VACATION

3.1	Until the termination of this Agreement, the Company will pay the Consultant the Consulting Fees for services rendered.

3.2	The Consultant will be responsible for all costs associated with the performance of the Services, except as provided in Section 3.3.

3.3	The Consultant must maintain detailed expense records and will be reimbursed by the Company for the following:

(a)	All reasonable travel expenses incurred by the Consultant in providing the Services but only if such expenses have been approved by the Board and/or approved budget prior to being incurred; and,

(b)	Reasonable out of pocket documented costs incurred by the Consultant actually, necessarily and properly in the course of providing the Services but only if such expenses have been approved by the Board and/or approved budget prior to being incurred.

3.4	The Consultant will be eligible to participate in any stock option plan and periodic bonuses granting options to purchase common shares of the Company as determined by the Board. Attached as Schedule B is a copy of the Company's plan for granting stock options and bonuses.

3.5	The Consultant and Mr. David shall not be entitled to an annual paid vacation.

4.	TERM AND TERMINATION

4.1	The effectiveness of this Agreement and the commencement of its term are subject to and conditional upon approval of his Agreement by the Company's Board of Directors.

4.2	The term of this Agreement is indeterminate.

4.3	The Company and the Consultant acknowledge and agree that this Agreement may be terminated in the following ways:

(a)	During the Probationary Period, this Agreement may be terminated at any time by either Party without notice, or payment in lieu thereof, due to the other Party.

(b)	Following the Probationary Period and until the end of the first twelve months following the Date of this Agreement:

(i)	by the Consultant on three (3) months prior notice to the Company;

(ii)	by the Company on three (3) months prior notice to the Consultant;

(c)	Following the end of the first twelve months following the Date of this Agreement:

(i)	by the Consultant on six (6) months prior notice to the Company;

(ii)	by the Company, for Cause on six (6) months prior notice to the Consultant, or payment in lieu thereof at mutual agreement of the parties;

(iii)	by the Company for the reason of the death or Disability of Mr. David without prior notice and without further obligation to the Consultant.

4.4	Upon termination of this Agreement for any reason, the Consultant must, upon receipt of any portion of the Consulting Fees then due and owing together with all expenses allowed under Section 3.3, promptly deliver the following in accordance with the direction of the Company:

(a)	A final accounting, reflecting the balance of expenses allowed under Section 3.3 but not invoiced by the Consultant in the course of providing the Services as of the date of termination;

(b)	All documents in the custody of the Consultant that are the property of the Company, including but not limited to all books of account, correspondence and contracts; and,

(c)	All equipment and any other property in the custody of the Consultant that are the property of the Company.

5.	INDEPENDENT CONTRACTOR RELATIONSHIP

5.1	It is expressly agreed that the Consultant is acting as an independent contractor in performing the Services under this Agreement and that the Consultant is not an employee of the Company.

5.2	The Consultant need only devote such portion of the Consultant's time to provision of the Services as is necessary to complete the Services.

5.3

The Consultant is not precluded from acting in any other capacity for any other person, firm or company provided that such other work does not, in the reasonable opinion of the Board, conflict with the Consultant's duties to the Company.

5.4	The Consultant represents and warrants that:

(a)	It has the right to perform the Services without violation of its obligations to others;

(b)	It is not bound by any agreement or obligation to any other party that will conflict with its obligations as a consultant of the Company; and

(c)	All advice, information, and documents provided by the Consultant to the Company in the course of providing the Services may be used fully and freely by the Company.

(d)	The Company acknowledges that Rendavi Developments Ltd., a company owned by Rene David has entered into an option agreement dated April8 , 2013 with BCR Properties Ltd. by which it has the right to acquire certain lands legally described as District Lot 486, Group 1 NWD except part in Plan BCP for the purposes of resale or development and does not preclude a transfer to Abattis. The Company agrees that this agreement does not in any way contravene the obligations of the Consultant or Rene David contained herein.

5.5	Subject to section3.4, The Consulting Fees will be the whole of the Consultant's compensation for providing the Services. For clarity: unless required by law, the Company will not pay any contribution to Canada Pension Plan, employment insurance or federal and provincial withholding taxes, or provide any other financial contributions or benefits with regard to the Consultant.

5.6	The Consultant is solely responsible for the Consultant's registration and payment of assessments for coverage with Work Safe BC or similar requirements under the federal or provincial laws of Canada, while it is providing the Services. If requested by the Company and applicable to the Consultant, the Consultant will provide proof of legally required coverage.

5.7	The Consultant agrees to indemnify the Company from all losses, claims, actions, damages, charges, taxes, penalties, assessments or demands (including reasonable legal fees and expenses) which may be made by the Canada Revenue Agency, Employment Insurance, Canada Pension Plan, Workers Compensation Board, or related plans or organizations, or similar bodies or plans under federal or provincial laws in Canada, requiring the Company to pay an amount under the applicable statutes and regulations in relation to any Services provided to the Company pursuant to this Agreement. This Section will survive termination of this Agreement.

5.8	The Company shall indemnify the Consultant, to the maximum extent permitted by applicable law and the Company's constating documents against all claims, losses, damages, liabilities, costs, charges and expenses, including legal fees, incurred or sustained by the Consultant in connection with any action, suit or proceeding to which he may be made a party by reason of being an officer, director, employee or consultant of the Company or of any subsidiary or affiliate of the Company or any other corporation for which the Consultant serves in good faith as an officer, director, or employee at the Company's request. This Section will survive termination of this Agreement.

6.	GENERAL PROVISIONS

6.1	Assignability

(a)	No party may assign this Agreement without the written agreement of the other party.

(b)	In the event that the Company completes a business combination with a successor company or changes its name, this Agreement will continue in full force and effect between the Consultant and the newly amalgamated or named company (the "New Company"). The Company must make it a condition of any such transaction that the New Company agrees to be bound by this Agreement.

6.2	Authorization. The Company represents and warrants that it is fully authorized and empowered to enter into this Agreement and perform its obligations hereunder, and that performance of this Agreement will not violate any agreement between the Company and any other person, firm or organization nor breach any provisions of its constating documents or governing legislation.

6.3	Consultant's Obligations

(a)	No Conflicting Obligations. The Consultant will not, in the performance of the Services:

(i)	improperly bring to the Company or use any trade secrets, confidential information or other proprietary information of any other party; or

(ii)	knowingly infringe the property rights of any other party.

(b)	Non-Solicitation. The Consultant agrees that, for a one (1) year period following the Consulting Termination Date, he must not, without the consent of the Board by resolution, engage in any solicitation of: (i) clients or customers of the Company to purchase products or services provided by the Company; or (ii) the retainer of employees or independent contractors of the Company.

(c)	Confidential lnformation.

(ii)	Use of Confidential Information by Consultant

The use of Confidential Information by the Consultant and Company pursuant to this Agreement is governed by the Confidentiality Agreement.

(iii)	Restriction on Advertising and Publicity by Consultant

The Consultant agrees it shall not make reference to the Company, its subsidiaries or affiliates, or any registered trade names or trademarks of any of the Company, its subsidiaries or affiliates, in any advertising, publication, promotional material or publicity release without the prior consent of the Company.

(d)	Consent to Enforcement. The Consultant confirms that all restrictions in this Section 6.3 and the Confidentiality Agreement are reasonable and valid, and any defences to the strict enforcement thereof by the Company are waived by the Consultant. Without limiting the generality of the foregoing, the Consultant hereby consents to an injunction being granted by a court of competent jurisdiction in the event that the Consultant is in breach of any of the provisions stipulated in this Section 6.3 or the Confidentiality Agreement.

The Consultant hereby expressly acknowledges and agrees that injunctive relief is an appropriate and fair remedy in the event of a breach of any of the said provisions.

(e)	The Consultant's obligations contained in this Section 6.3 and the Confidentiality Agreement will remain in effect in accordance with their terms and continue in full force and effect despite any breach, repudiation, alleged breach or repudiation, or termination of this Agreement.

6.4	No other Agreement. This Agreement cancels and supersedes any existing agreement or other arrangement between the Company and the Consultant, and contains the entire agreement and obligation between the parties with respect to their respective subject matter.

6.5	Amendment or Waiver.

(a)	This Agreement may not be amended unless such amendment is agreed to in writing and signed by the Consultant and an authorized officer of the Company.

(b)	No waiver by either party hereto of any breach by the other party hereto of any condition or provision contained in this Agreement to be performed by such other party will be deemed a waiver of any similar or dissimilar condition or provision. Any waiver must be in writing and signed by the Consultant or an authorized officer of the Company, as the case may be.

6.6	Compliance with Policies and Laws. The Consultant agrees to abide by all the Company's policies and procedures, including without limitation, the Company's code of conduct. The Consultant also agrees to abide by all laws applicable to the Company, in each jurisdiction that it does business, including without limitation securities and regulations governing publicly traded companies.

6.7	Governing Law. This Agreement will be construed and interpreted in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein, and will be treated in all respects as a British Columbia contract. The parties hereto irrevocably attorn to the courts of competent jurisdiction of British Columbia.

6.8	Notices. Any notice required or permitted to be given under this Agreement must be in writing and will be properly given if delivered to the following:

(a)	in the case of the Company:

Abattis Bioceuticals Corporation

Suite 1000-355 Burrard Street, Vancouver B.C. V6C 2G8

(b)	in the case of the Consultant:

Crimson Opportunities Ltd.

270-2906 West Broadway, Vancouver B.C., V6K 2G8

(c)	in the case of Mr. David:

Rene David

270-2906 West Broadway, Vancouver B.C., V6K 2G8

Any notice so given will be conclusively deemed to have been given or made on the day of delivery, if delivered, or if faxed, upon the date shown on the delivery receipt recorded by the sending facsimile machine.

6.9	Severability. If any provision contained herein is determined to be void or unenforceable for any reason, in whole or in part, it must not be deemed to affect or impair the validity of any other provision contained herein and the remaining provisions will remain in full force and effect to the fullest extent permissible by law.

6.10	Further Assurances. Each of the Consultant and the Company will do, execute and deliver, or will cause to be done, executed and delivered, all such further acts, documents and things as the Consultant or the Company may reasonably require for the purposes of giving effect to this Agreement.

6.11	Independent Legal Advice. The Consultant and Rene David acknowledge that they have been advised that the Company's lawyers act exclusively in the interests of the Company and the Consultant's interests and Rene David's interests will not be protected by the Company's lawyers. The Consultant and Rene David further acknowledge that they have been advised to and have had the opportunity to obtain independent legal advice regarding this Agreement and have either obtained such advice or have waived their rights to obtain such advice.

6.12	Counterparts/Facsimile Execution. This Agreement may be executed in several counterparts and each counterpart will together constitute one original document.

6.13	References. All references to "Section" or "Schedule" in this Agreement refer to sections or schedules of this Agreement.

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first above written.

ABATTIS BIOCEUTICALS CORPORATION
Per:	/s/ Mike Withrow
Authorized Signatory

CRIMSON OPPORTUNITIES LTD.
Per:	/s/ Rene David
Authorized Signatory

Schedule "A"

Consulting Fees

The Company will pay the following to the Consultant:

1. Annual Consulting fees of $125,000, payable in arrears in monthly installments. Prior to the completion of $1,000,000 in financing in the Company or its subsidiaries following the date of this Agreement, the Consulting Fees will be payable in cash, Abattis Common Shares at the minimum price acceptable to the Exchange, or any combination thereof at the discretion of the Company. Following the completion of $1,000,000 in financing in the Company or its subsidiaries following the date of this Agreement, the amounts owing will be payable in cash, Abattis Common Shares or any combination thereof, at the discretion of the Consultant.

2. As soon as reasonably possible following the date of this Agreement, 250.000 options to purchase Abattis Common Shares, with an exercise price of $0.10, or higher if required pursuant to the policies of the Exchange;

3. As soon as reasonably possible following the announcement by Health Canada that the Company or one of its subsidiaries is a licensed producer, 250,000 options to purchase Abattis Common Shares, with an exercise price of $0.10, or higher if required pursuant to the policies of the Exchange;

4. As soon as reasonably possible following the completion of a financing, or a series of financings, by the Company or its subsidiaries amounting to CAD $400,000 following the Date of this Agreement, 250.000 options to purchase Abattis Common Shares with an exercise price of $0.10, or higher if required pursuant to the policies of the Exchange; and,

5. A soon as reasonably possible following the completion of a financing, or a series of financings, by the Company or its subsidiaries amounting to CAD $1,000,000, (including the $400,000 in no. 4 above) following the Date of this Agreement, 250,000 options to purchase Abattis Common Shares, with an exercise price of $0.10, or higher if required pursuant to the policies of the Exchange.

All options issued will terminate the earlier of five years date of grant or 90 days following the termination of this Agreement.